Exhibit 99.1

      AMIS Holdings Accelerates Vesting on Certain Stock Options

    POCATELLO, Idaho--(BUSINESS WIRE)--Dec. 7, 2005--AMIS Holdings, Inc. (NASDAQ:AMIS), parent company of AMI Semiconductor, a designer and manufacturer of state-of-the-art integrated mixed-signal products and structured digital products for the automotive, medical and industrial sectors, today announced that its Board of Directors has accelerated the vesting of certain unvested and "out-of-the-money" stock options previously awarded to employees and officers that have exercise prices per share of $13.00 or higher. As a result, options to purchase approximately 1.9 million shares of AMIS stock became exercisable immediately.
    Options held by non-employee directors are excluded from this vesting acceleration. In addition, in order to prevent unintended personal benefits to executive officers, restrictions will be imposed on any shares received through the exercise of accelerated options held by those individuals. Those restrictions will prevent the sale of any shares received from the exercise of an accelerated option prior to the earlier of the original vesting date of the option or the individual's termination of employment.
    The accelerated options have exercise prices per share ranging from $13.00 to $20.00, with a weighted average exercise price per share of $15.18, and represent approximately 24 percent of the total of all outstanding AMIS stock options. Based on the closing price of $10.13 for shares of AMIS common stock on the NASDAQ National Market on December 2, 2005, the date of the Board of Directors' approval, the accelerated options had no incentive or economic value at the time of acceleration.
    "Accelerating the vesting on these "out-of-the-money" options will reduce future compensation expense required by new accounting regulations that will take effect in the first quarter of 2006, without negatively impacting employee retention," stated Christine King, president and CEO. Under the recently issued Financial Accounting Standards Board Statement No. 123R, "Share-Based Payment," AMIS will apply the expense recognition provisions relating to stock options beginning in the first quarter of 2006. As a result of the acceleration, AMIS expects to reduce the pre-tax stock option expense it otherwise would be required to record by approximately $5.0 million in 2006, $2.7 million in 2007, and $0.9 million in the aggregate for 2008 and 2009.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of the United States, Europe and the Asia Pacific region.



    CONTACT: AMIS Holdings Inc., Pocatello
             Investor Relations:
             Wade Olsen, 208-234-6045
             wade_olsen@amis.com
             or
             Media Relations:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com